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Federal-Mogul President and CEO Extends Employment Agreement

José Maria Alapont to remain with the company through March 2013

SOUTHFIELD, Mich., March 19, 2010…Federal-Mogul reported today that José Maria Alapont has agreed to remain as president and CEO through March 2013, and will continue as a member of the board of directors.

Mr. Alapont joined Federal-Mogul in 2005 and is credited, in conjunction with Carl Icahn, with guiding the company to exit from difficult bankruptcy proceedings in the United States and United Kingdom.  Under his leadership the company has implemented its strategy of sustainable global profitable growth, restructured its global manufacturing and engineering network to better serve its diverse customer base and continued to invest in differentiating technologies to enhance fuel economy, reduce emissions and improve vehicle safety.
Federal-Mogul has become a leading, world-class, diversified, global company based on technology, innovation and competitive cost.

 “I am pleased to stay with the company to continue to develop our strategy of sustainable global profitable growth and look forward to working with our Chairman Carl Icahn and the rest of the board of directors, the management team and all the men and women of Federal-Mogul to keep satisfying our customers and shareholders,” said Alapont.

Carl Icahn stated that he is delighted that José Maria Alapont has agreed to remain with the Company for another three years.  Mr. Icahn further stated that he is “looking forward to continuing to work with José Maria.”

Mr. Alapont joined the company as president, CEO and a member of the board of directors in March 2005.  He served as chairman of the board of directors from 2005 to 2007.  He has more than 35 years of global leadership experience in both vehicle manufacturers and suppliers with business and operations responsibilities in the Americas, Asia Pacific, Europe, Middle East and Africa regions.  Mr. Alapont, between 2003 and 2005 was chief executive officer and a member of the board of directors of IVECO, the commercial vehicle company of the Fiat Group.  He served in various key executive positions at Delphi Corporation, a global automotive supplier from 1997 to 2003.  He began at Delphi as executive director of international operations.  In 1999, Mr. Alapont was named president of Delphi Europe, Middle East and Africa and a vice president of Delphi Corporation and also became a member of the Delphi Strategy Board, the company’s top policy-making group.  In 2003, Mr. Alapont was named president of Delphi’s international operations, and vice president of sales and marketing.  Mr. Alapont, from 1990 to 1997, served in several executive roles and was a member of the Strategy Board at Valeo, a global automotive supplier.  He started at Valeo as managing director of engine cooling systems, Spain.  In 1991, Mr. Alapont was named executive director of Valeo’s worldwide heavy-duty engine cooling operations.  He became group vice president in 1992, of Valeo’s worldwide clutch and transmission components division.  He was named group vice president of the company’s worldwide lighting systems division in 1996.  Mr. Alapont began and developed his automotive career from 1974 to 1989 at Ford Motor Company, and over the course of 15 years, starting at Ford of Spain, progressed through different management and executive positions in quality, testing and validation, manufacturing and purchasing positions at Ford of Europe. A native of Spain, Mr. Alapont earned degrees in industrial engineering from the Technical School of Valencia in Spain and in philology from the University of Valencia in Spain.

About Federal-Mogul
Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees.     Federal-Mogul was founded in Detroit in 1899.  The company is headquartered in Southfield, Michigan, and employs nearly 39,000 people in 35 countries. Visit the company’s Web site at www.federalmogul.com.

Forward-Looking Statements
Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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